EXHIBIT 77 -C

                        TEMPLETON GROWTH AND INCOME FUND

1. To approve an Agreement and Plan of Reorganization between Templeton Global Investment Trust, on behalf of its series, Templeton Growth and Income Fund ("Growth and Income Fund") and Templeton Funds, Inc., on behalf of its series, Templeton World Fund ("World Fund"), that provides for the acquisition of substantially all of the assets of Growth and Income Fund in exchange for Class A and Class C shares of World Fund, the distribution of such shares to the shareholders of Growth and Income Fund, and the dissolution of Growth and Income Fund:


                                       NO. OF SHARES             % OF OUTSTANDING SHARES            % OF SHARES VOTED
  FOR                                    1,551,636                         44.74%                        88.86%
  AGAINST                                   50,140                          1.45%                         2.87%
  ABSTAIN                                  144,395                          4.16%                         8.27%
  BROKER NON-VOTES                         -                                -                            -
                                  -----------------                      ---------                   -----------
  TOTAL                                  1,746,171                         50.35%                       100.00%


2. To grant the proxyholders the authority to vote upon any other business that may legally come before the Special Meeting or any adjournment thereof.

                                       NO. OF SHARES             % OF OUTSTANDING SHARES            % OF SHARES VOTED
FOR                                       1,565,143                         45.13%                         89.63%
AGAINST                                      50,859                          1.47%                          2.91%
ABSTAIN                                     130,169                          3.75%                          7.46%
BROKER NON-VOTES                            -                                -                              -
                                    ----------------                      ---------                     ----------
TOTAL                                     1,746,171                         50.35%                        100.00%
